Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 33-24043, 333-29843, 333-29851, 333-29855, 333-61766, 333-69250, 333-69252, 333-70245, 333-82645, 333-82647, 333-106897, 333-109112, 333-139351, 333-139352, 333-186817, and 333-206695 all on Form S-8 of our reports dated February 21, 2018, relating to the consolidated financial statements of SPX Corporation and subsidiaries (the "Company") (which report expresses an unqualified opinion and includes an explanatory paragraph regarding the Company’s spin-off of SPX FLOW, Inc. through the distribution of the shares of SPX FLOW, Inc. to the Company’s stockholders) and the effectiveness of the Company's internal control over financial reporting, appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2017.

/s/ Deloitte & Touche LLP

February 21, 2018
Charlotte, North Carolina